Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2005, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Tessera Technologies, Inc., which appears in Tessera Technologies, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004.

/s/ PRICEWATERHOUSE COOPERS LLP

San Jose, California

January 31, 2006